AMENDMENT TO PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

     This Amendment to Purchase Agreement And Escrow Instructions
(the "Amendment") is made as of March 11, 1998 by and between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and ARDEN REALTY, INC., a Maryland corporation ("Buyer").
RECITALS

     1. Buyer and Seller have entered into that certain Purchase Agreement And Escrow Instructions dated as of January 30, 1998 regarding the purchase by Buyer of certain real property located within the area commonly referred to as Howard Hughes Center (the "Center") and described in said Purchase Agreement And Escrow Instructions as the Snyder Parcels, the Hotel Parcels and the Remainder Parcels (the "Purchase Agreement").

     2. The parties desire to amend the Purchase Agreement as hereinafter provided.

     NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration the receipt of which is hereby acknowledged, Buyer and Seller hereby agree to amend the Purchase Agreement as follows:

     1. Definitions. All capitalized terms in this Amendment shall have the meanings set forth herein or in the Purchase
Agreement, and all references to "Sections" shall be to Sections of the Purchase Agreement.

     2.        Amendment to Section 1.  The last two sentences of
Section 1 of the Purchase Agreement are amended and restated in their entirety as follows:

     "The approximately 3.31 acres depicted and/or described on Exhibit A as Lot 8 of Tract No. 49299 and Lots 6 and 23 of Tract 51419 and as future sites for hotels are hereinafter referred to as the "Hotel Parcels". The balance of the Property, approximately 25.28 acres described on Exhibit A as Lots 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 17 (partial), 18, 19, 20, 21, 22 and 24 of Tract No. 51419 and Lots 6 and 7 of Tract No. 49299, is hereinafter referred to as the Remainder Parcels."

In addition, Exhibit A attached hereto replaces and supersedes Exhibit A to the Purchase Agreement.

     3.        Clarification Regarding Seller's Hotel Overage.
Notwithstanding anything in Section 4(b) to the contrary, only Seller's right to receive the $4,550,000 purchase price for the Hotel Parcels shall be evidenced by the Note and secured by the First Deed of Trust, the form and substance of which have been agreed to by Buyer and Seller and are attached hereto as Exhibits B and C. Seller's receipt of the guaranty referred to in said
Section 4(b) shall not be a condition to the release of the First Deed of Trust. Instead, the obligation to pay to Seller Seller's Hotel Overage if and when received by Buyer shall remain an unsecured obligation of Arden Realty, Inc. ("Arden") notwithstanding any assignment by Arden of its rights or interests under the Purchase Agreement pursuant to Section 10, which obligation shall survive the Closing. Without limiting the foregoing, Seller hereby waives any statutory or common law vendor's lien securing Seller's Hotel Overage.

     4. Indemnity Agreement. The Indemnity Agreement referred to in Section 5(d) shall be in form and substance attached hereto as Exhibit D.

     5. Deletion of Reference to Prudential Agreement. The reference to the Prudential Agreement is hereby deleted from
Section 6(a)(5) of the Purchase Agreement.

     6. Buyer's Approval of Conditions Set Forth in Section 6(a) and 6(b). Buyer hereby approves the conditions set forth in
Section 6(a) and 6(b); provided, however, it shall be a condition to Buyer's and Seller's obligation to complete the purchase and sale of the Property (which condition may be waived by Buyer, and if so waived, shall also be waived by Seller) that at Closing Buyer receives a title policy in the form attached to that certain letter from Buyer's counsel of even date herewith. As a result of such approval, and in accordance with the provisions of
Section 4(i), the Deposit is now non-refundable, subject to the satisfaction of the conditions set forth in the Purchase Agreement, as amended hereby, and shall be credited towards the Purchase Price.

     7. Cost to Build Remaining Infrastructure. With respect to the work applicable to the construction of Center Drive under the Development Agreement (the "Infrastructure"), as such scope was reviewed and approved by Buyer during the Contingency Period, Seller shall reimburse Buyer for one-half (1/2) of the amount (up to a maximum of $1 million) by which the actual costs of the Infrastructure incurred by Buyer exceed Eight Million Three
Hundred Thousand Dollars ($8,300,000) (the "Estimated
Infrastructure Cost"); provided, however, increased costs due solely to material changes made by Buyer to the scope of work for such Infrastructure shall be borne by Buyer. These costs shall include, without limitation, all costs of design and construction and of securing all necessary governmental approvals and permits. Seller shall reimburse Buyer for Seller's share of such actual costs as and when requested by Buyer provided that Seller shall have received prior to or concurrently with such request for reimbursement documentation of such costs from Buyer reasonably satisfactory to Seller. However, if the actual costs of the Infrastructure are less than the Estimated Infrastructure Cost, Buyer shall promptly pay to Seller one-half (1/2) of the amount
(up to a maximum of $1 million) by which such actual costs are less than the Estimated Infrastructure Cost. For example, and without limiting the generality of the foregoing, if the actual costs of the Infrastructure are $9 million, Seller shall pay to Buyer $350,000, and if the actual costs of the Infrastructure are $7.8 million, Buyer shall pay to Seller $250,000. The obligation of Buyer in this regard shall remain the obligation of Arden after the Closing, notwithstanding any assignment by Arden of its rights or interests under the Purchase Agreement pursuant to
Section 10. The obligations of Buyer and Seller under this paragraph 7 shall terminate and be of no further force and effect if not incurred on or before March 31, 2000.

     8. Marketing Signage. Prior to the Closing, Seller shall allow Buyer to place upon the Property at a location reasonably approved by Seller and Buyer which shall indicate that interested parties should call Mike Russell at the telephone number of Seller's office located in the office building at 6701 Center
Drive West.

     9. Cooperation. Without limitation on the terms and conditions set forth in the Purchase Agreement, Seller shall deliver copies of all notices and material correspondence given or received by Seller from and after the date hereof and shall not give any consents or approvals with respect to the Property or enter into any new leases or contracts (or modify any existing lease or contract) without Buyer's consent, which shall not be unreasonably withheld. Seller and Buyer shall reasonably cooperate to assure an orderly transition at Closing.

     10. Assignment. Notwithstanding the provisions of the Purchase Agreement, Buyer shall have the right to assign its rights or interests in the Purchase Agreement without Seller's consent.

     11.       Contingency Date.  The Contingency Date under the
Purchase Agreement shall be March 12, 1998.

     12. Counterparts. This Agreement may be executed in one or more counterparts and may be executed by facsimile.

     13.       Miscellaneous.

          A. Seller acknowledges that all project models and the like will be conveyed to Buyer as part of the Personal
Property covered by the Bill of Sale.

          B. Seller acknowledges that all deposits either delivered to Seller or held in escrow with respect to the Snyder
Agreement will be credited or assigned to Buyer at Closing.

          C. Seller acknowledges that Buyer may utilize the "Licensed Marks" (as defined in the Trademark Agreement) in a manner consistent with the current uses without obtaining Seller's consent. In all events, Buyer's rights to use the Licensed Marks shall include such rights as may be necessary to satisfy existing agreements (such as the Snyder Agreement) being assumed by Buyer. The Trademark Agreement shall be revised prior to Closing to reflect the foregoing.

          D. Seller acknowledges that if requested by Buyer, Seller will provide separate assignments (in recordable form) of its interests as Declarant or the like under existing CC&RS, reciprocal easement agreements and similar agreements respecting the Property.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written and such date shall be deemed the date of this Amendment.


                              SELLER:
                              HOWARD HUGHES PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

                             By:  The Howard Hughes Corporation
                             (formerly known as Summa Corporation),
                             a Delaware corporation, its sole general partner

                              By:/s/ Michael C. Inarchos
                              Its: Senior Vice President, General Counsel

                              BUYER:
                              ARDEN REALTY, INC., a Maryland corporation

                              By:/s/ Victor J. Coleman
                              Its: President and COO

                           ESCROW HOLDER:

                           Acknowledged and accepted this day of March, 1998.


                              STEWART TITLE COMPANY
                              By: Dody Laney
                              Its: Senior Escrow Officer